Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
Jonathan Edwards
Investor Relations
+1-412-434-3466
jonathanedwards@ppg.com
investor.ppg.com

PPG reports first quarter 2024 financial results
•Record reported earnings per diluted share (EPS) of $1.69 and adjusted EPS of $1.86
•Net sales of $4.3 billion; organic sales declined 2% versus prior year, down 1% excluding prior year large customer load-in
•Segment margins improved 60 basis points year over year, the sixth consecutive quarter of margin expansion versus prior year
•Share repurchases of approximately $150 million

PITTSBURGH, April 18, 2024 – PPG (NYSE:PPG) today reported financial results for the first quarter 2024.

First Quarter Consolidated Results

$ in millions, except EPS	1Q 2024	1Q 2023	YOY change
Net sales	$4,311	$4,380	(2)%
Net income	$400	$264	+52%
Adjusted net income(a)	$441	$432	+2%
EPS	$1.69	$1.11	+52%
Adjusted EPS(a)	$1.86	$1.82	+2%
(a) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

We achieved year-over-year adjusted EPS growth for the fifth consecutive quarter despite continued challenges in the macro environment. The company benefited from our well-established businesses in Mexico and China, our second and third largest net sales countries, respectively. We also delivered organic sales growth in India and in several long-cycle businesses such as protective and marine coatings and aerospace coatings, where our backlog grew. These gains were mitigated by a large customer load-in and pass-through energy surcharges in Europe that occurred in the prior-year period, lowering year-over-year sales comparisons by approximately 130 basis points. During this year’s first quarter, we were also impacted by lower demand in Europe, including an early Easter holiday which reduced the number of selling days in March, and ongoing tepid global demand for industrial coatings.

We continue to make progress on returning to our historic segment margin profile with an aggregate segment margin improvement of 60 basis points, marking the sixth consecutive quarter of year-over-

year improvement. 2024 is expected to be another year of excellent cash flow, and our balance sheet remains strong, including lower inventories year over year, providing us with ongoing shareholder value creation opportunities. We completed approximately $150 million of share repurchases in the first quarter.

Looking ahead, while global industrial production remains at low absolute levels, we believe that demand in China for our products will deliver solid organic growth. In Europe, demand is expected to stabilize as we progress through 2024, despite unevenness by country. In the U.S., economic conditions have remained subdued in several end-use markets, but we expect overall improvement as the year progresses. In Mexico, we forecast strong momentum to continue.

We are executing on the strategic reviews of the architectural coatings U.S. and Canada business and global silicas products business that we announced in the first quarter. Our target is to determine a path forward for each of these assessments no later than the third quarter.

PPG remains focused on various enterprise growth initiatives to drive higher sales volumes and fully capitalize on our technical and service capabilities. In the second quarter, we expect low single-digit percentage aggregate sales volume growth, led by our aerospace, protective and marine, and packaging coatings businesses and by Mexico, China and India.

Thank you to our more than 50,000 employees around the world who partner with our customers every day to drive mutual success by providing best-in-class paints, coatings and specialty materials, including productivity-enhancing and sustainable solutions.

First Quarter 2024 Reportable Segment Financial Results
Performance Coatings segment

$ in millions	1Q 2024	1Q 2023	YOY change
Net sales	$2,614	$2,628	(1)%
Segment income	$402	$395	+2%
Segment income %	15.4%	15.0%
Sales volumes			(3)%
Selling prices			+1%
Foreign currency translation			+1%

Performance Coatings net sales were down 1%, as higher selling prices and favorable foreign currency translation were offset by lower sales volumes. Year-over-year first quarter sales volume comparisons were unfavorably impacted by a prior-year, $40 million Walmart® sales load-in benefit and the earlier timing of Easter in 2024.

Sales of PPG’s technology-advantaged aerospace products remained strong, as the business delivered mid-single-digit percentage organic sales growth year over year, while the order backlog increased to $275 million. Protective and marine coatings delivered low single-digit percentage organic sales growth driven by energy and marine-related demand. Automotive refinish coatings organic sales were flat, as a challenging prior year comparison in the U.S. offset solid growth in Asia Pacific, Latin America and Europe. Organic sales for architectural coatings Europe, Middle East and Africa were down by a mid-single-digit percentage, including a shift in the Easter holiday, with lower sales volumes across western Europe more than offsetting strong growth in central and eastern Europe. Architectural coatings in Mexico delivered another solid quarter as we continue to benefit from a growing Mexican economy and our world-class distribution network in the country. Architectural coatings sales in the U.S. and Canada were lower due to the prior-year Walmart® load-in more than offsetting current year growth in the professional contractor segment. Absent the impact of the load-in, year-over-year sales volumes grew a low single-digit percentage in the business.

Segment income increased by 2% versus the prior year primarily due to higher selling prices and input costs, which moderated from record levels, and were partially offset by lower sales volumes and increased wages. Segment operating margins increased by 40 basis points year over year.

Industrial Coatings segment

$ in millions	1Q 2024	1Q 2023	YOY change
Net sales	$1,697	$1,752	(3)%
Segment income	$249	$240	+4%
Segment income %	14.7%	13.7%
Sales volumes			(1)%
Selling prices			(2)%
Foreign currency translation			—%

Industrial Coatings segment net sales were lower compared to the first quarter 2023 due to lower selling prices and slightly lower sales volumes. The lower price includes the impact from the absence of European energy surcharges that occurred in the first quarter 2023 reflecting exceedingly high energy prices in the region, impacting year-over-year comparisons by approximately 100 basis points.

Automotive original equipment manufacturer coatings organic sales decreased by a low single-digit percentage due to lower index-based selling prices and lower industry volumes in the U.S. and Europe, offset by PPG above-market growth in Asia Pacific and Mexico. Industrial coatings organic sales declined by a mid-single-digit percentage with subdued industrial activity in the U.S., Latin America and Europe more than offsetting strong PPG growth in China and India. Packaging coatings organic sales were flat year over year with solidly higher volumes stemming from PPG share gains offset by lower, index-based pricing.

Segment income was 4% higher than the prior year, as input costs moderated from historically high levels and manufacturing performance improved, which more than offset the impact from lower organic sales and higher wages. Segment margins improved by 100 basis points compared to the first quarter 2023. Lower pricing from the absence of European energy surcharges was offset by lower energy-related input costs.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling $1.2 billion. Net debt was $5.0 billion, down $0.8 billion from the first quarter 2023.
•Corporate expenses were $83 million in the first quarter, which was $16 million higher than the prior year, primarily due to inflation, increased benefits costs, and growth-related investments.
•Net interest expense was $13 million in the first quarter.
•The effective tax rate was approximately 24% in the first quarter.

Outlook
The company today reported the following projections for the second quarter and full-year 2024 based on current global economic activity, continued uneven global industrial production, uneven but stabilizing demand in Europe, continued growth in Mexico and solid PPG performance in China.

Outlook	2Q 2024	FY 2024
Organic sales growth	Up low single digits	Up low single digits
Adjusted EPS	$2.42 - $2.52 per share	$8.34 - $8.59 per share

The effective tax rate for the second quarter 2024 is expected to be between 23.5% to 24.5%, slightly higher than prior year, including the impact of several regional tax rate increases and the expected mix of country-specific earnings.

Additional information related to 2024 financial projections are available in the detailed commentary and associated presentation slides related to the first quarter financial information which are posted within the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $18.2 billion in 2023. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, April 18. The company will hold a conference call to review its first quarter 2024 financial performance on April 19, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=51ee74c1&confId=62303. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available April 19, beginning at approximately 11:00 a.m. ET, through May 3, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK (Local), 0204-525-0658; international, +44-204-525-0658; passcode 679849. A web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Thursday, April 17, 2025.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the effects on our business of COVID-19, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2023 Annual Report on Form 10-K considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of April 18, 2024, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of second quarter and full-year 2024 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2024		First Quarter 2023
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$400	$1.69	$264	$1.11
Acquisition-related amortization expense	29	0.12	31	0.13
Business restructuring-related costs, net(b)	8	0.03	—	—
Portfolio optimization(c)	4	0.02	—	—
Pension settlement charge(d)	—	—	144	0.61
Insurance recovery(e)	—	—	(7)	(0.03)
Adjusted net income from continuing operations, excluding certain items	$441	$1.86	$432	$1.82

	First Quarter 2024			First Quarter 2023
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$538	$129	24.0%	$353	$80	22.7%
Acquisition-related amortization expense	38	9	24.6%	41	10	24.5%
Business restructuring-related costs, net(b)	11	3	27.4%	—	—	—%
Portfolio optimization(c)	6	2	24.2%	—	—	—%
Pension settlement charge(d)	—	—	—%	190	46	24.3%
Insurance recovery(e)	—	—	—%	(9)	(2)	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$593	$143	24.1%	$575	$134	23.3%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.

(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.
(c)Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income.
(d)In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.
(e)In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2024	2023
Net sales	$4,311	$4,380
Cost of sales, exclusive of depreciation and amortization	2,445	2,596
Selling, general and administrative	1,064	992
Depreciation	103	92
Amortization	38	41
Research and development, net	109	104
Interest expense	55	59
Interest income	(42)	(25)
Pension settlement charge	—	190
Other charges/(income), net	1	(22)
Income before income taxes	$538	$353
Income tax expense	129	80
Net income attributable to controlling and noncontrolling interests	$409	$273
Net income attributable to noncontrolling interests	(9)	(9)
Net income (attributable to PPG)	$400	$264

Earnings per common share (attributable to PPG)	$1.70	$1.12

Earnings per common share (attributable to PPG) - assuming dilution	$1.69	$1.11

Average shares outstanding	235.6	235.8

Average shares outstanding - assuming dilution	236.9	236.9

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Three Months Ended March 31
	2024	2023
Cash (used for)/from operating activities	$(60)	$85
Cash used for investing activities:
Capital expenditures	$256	$120
Cash used for financing activities:
Dividends paid on PPG common stock	$153	$146

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2024	2023	2023
Current assets:
Cash and cash equivalents	$1,181	$1,514	$1,426
Short-term investments	54	75	56
Receivables, net	3,581	3,279	3,595
Inventories	2,331	2,127	2,599
Other current assets	524	436	517
Total current assets	$7,671	$7,431	$8,193

Current liabilities:
Short-term debt and current portion of long-term debt	$311	$306	$209
Accounts payable and accrued liabilities	$4,351	4,467	$4,347
Current portion of operating lease liabilities	$192	194	$185
Restructuring reserves	$89	87	$127
Total current liabilities	$4,943	$5,054	$4,868

Long-term debt	$5,940	$5,748	$7,082

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2024	2023	2023
Operating Working Capital (a)	$3,067	$2,645	$3,217
As a percent of quarter sales, annualized	17.8%	15.2%	18.4%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2024	2023
Net sales
Performance Coatings	$2,614	$2,628
Industrial Coatings	1,697	1,752
Total	$4,311	$4,380

Segment income
Performance Coatings	$402	$395
Industrial Coatings	249	240
Total	$651	$635

Items not allocated to segments
Corporate	(83)	(67)
Interest expense, net of interest income	(13)	(34)
Business restructuring-related costs, net (Note A)	(11)	—
Portfolio optimization (Note B)	(6)	—
Pension settlement charge (Note C)	—	(190)
Insurance recovery (Note D)	—	9
Income before income taxes	$538	$353

Note A:
Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.

Note B:
Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the consolidated statement of income.
Note C:
In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.
Note D:
In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020.